Exhibit 99.2

Event Name: ClearSign Technologies First Quarter 2021 Conference Call

Event Date: Tuesday, June 15, 2021 5:00 PM ET

Officers and Speakers

Matthew Selinger; Investor Relations

Brian Fike; Chief Financial Officer

Jim Deller; Chief Executive Officer

Analysts

Amit Dayal; H.C. Wainwright

David Brown; Private Investor

Robert Kecseg; Las Colinas Capital Management

Robert Harvey; Private Investor

Jeff Feinglass; Private Investor

Presentation

Operator: Good day, and welcome to the ClearSign Technologies First Quarter 2021 Conference Call.

[Operator Instructions]

Please note this event is being recorded.

I would like now to turn the conference over to Matthew Selinger of FIRM IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation First Quarter 2021 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products and other risks that are described in ClearSign's public periodic filings with the SEC, including a discussion in the Risk Factors section of the 2020 Annual Report on Form 10-K. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brian Fike, ClearSign's Chief Financial Officer. So at this point, I would like to turn the call over to Brian Fike. Brian, please go ahead.

Brian Fike: Thank you, Matthew, and thank you to everyone for joining us here today. Our financial results on the Form 10-Q were filed with the SEC back on May 17 of 2021. The company recognized revenue of $363,000 during the three months ending March 31, 2021, from the completion and delivery of three burners under a product contract with an infrastructure company. Jim will be providing further details on this.

The cash burn for the quarter ended March 31, 2021, was approximately $1.5 million, compared to approximately $1.4 million in the same period of 2020.

Our cash and investment resources were approximately $10.7 million at the end of the first quarter of 2021, compared to approximately $8.8 million at the end of the fourth quarter of 2020.

As of March 31, 2021, the company sold 940,748 shares of our common stock under our ATM program at an average price of $4.93 per share. Gross proceeds totaled approximately $4.6 million and net cash proceeds approximated $4.5 million. Of these amounts, there are 190,748 additional shares representing net proceeds of approximately $1.1 million that were sold as of March 31, 2021, but settled during April of 2021. Shares outstanding on March 31, 2021, were 31,137,498.

It is important to note that with our quarter-ending balances, we have sufficient working capital available to carry us well into 2022, and that is without revenue from any other sources.

And with that, I would like to turn the call over to our Chief Executive Officer, Jim Deller. Please go ahead, Jim.

Jim Deller: Hello, everyone, and welcome. Thank you for joining us for the ClearSign 2021 Q1 Update Conference Call.

We have had a lot going on these past few months, particularly in the last few weeks. As an aside, it is encouraging to see the consequences of the restrictions imposed to control the coronavirus start to be relaxed in the United States and signs of our industry and market here starting to return to more normal operation.

I will start the call today discussing our process burner product line. There have been some key developments and achievements in this area. I will then move on to discuss boiler burners, with some very significant progress there also. After my prepared remarks, we will open up the call for questions.

We have news on multiple projects in the process burner product line. In our last call, we announced the recent startup of two multi-burner heater projects in California. I am pleased to update that both continue to operate well, just as reported in our last call.

I do appreciate that of all our projects, the multi-burner project for ExxonMobil is our most prominent, so I will start with that. At this time, we believe that our burners meet the operating requirements of ExxonMobil; importantly, including operation with up to 80% hydrogen in the fuel gas over the turndown range and not below the guarantee. This ExxonMobil fuel gas range requirement and our accomplishment present an extreme range of fuel gas composition for our process burner and we believe developing and improving our technology to handle this spectrum will enable it to perform with the fuel gas mixtures in almost all foreseeable refining and petrochemical processes, including consideration of upsets caused by extreme weather outages and other operational emergencies.

We are currently scheduling an informal preview of the performance demonstration and closing out a punch list of non-Core-burner-technology-related items required as part of our deliverables. These mainly relate to some ancillary instrumentation that is to be included with the burner supply. When this is completed, we believe we will reach the point of arranging the formal performance demonstration, all of which will take place at the site of our process burner partner, Zeeco, Inc., in Broken Arrow, Oklahoma, which borders Tulsa. Ultimately, while as soon as possible, the timing of this formal performance demonstration will be down to the scheduling and logistics of our two teams.

I do want to point out again, as we have previously said, this has not been a run-of-the-mill order, as the test and operating range required by these burners was selected to cover the standards and extremes of ExxonMobil's entire Gulf Coast operations. To get to this point, it is the culmination of multiple years' R&D.

ExxonMobil remains fully engaged in this product and it is included in the plans for the next shutdown of the relevant sections of their Baytown refinery, which was originally slated to be late this year. The latest status of that turnaround is that there has been a small delay. Nothing to do with ClearSign; we just pushed the turnaround into the early part of next year. We will, of course, provide an update as we get clarification and confirmation of the timing.

This upcoming test is also pivotal to our relationship with Zeeco, Inc. Our agreement with them is contingent of the completion of this test and our engagement to this point has accordingly been restricted to collaborations between our engineering teams and the use of the extensive Zeeco test facility. In addition, Zeeco has been manufacturing our burner orders since our engagements. On completion of the ExxonMobil demonstration, we will be in a position to formalize our agreement, a pivotal event for ClearSign, and one that we believe that Zeeco, in addition to ClearSign, are very much looking forward to. From that point forwards, we expect to engage with the full Zeeco sales and marketing teams, and Zeeco and ClearSign will be able to promote the new Zeeco/ClearSign Core burner product line.

That being said, we are open for business and have been in the market selling, as our announcements have indicated. To fulfill these orders, we have been very busy working with the Zeeco team, and in addition to getting the ExxonMobil burners to this point, we also successfully set up and completed the formal demonstration of the burner for our European supermajor project. This formal witnessed performance test was completed on June 11, and while there is the normal review of the data to be conducted by our client before the process is entirely complete, all indications from the demonstration indicated that our client was very pleased and impressed with the burner performance. That said, following standard procedure, the data is currently being reviewed by our client. We believe everything went very well and we look forward to installing this burner and completing this project later this year.

We believe this will establish ClearSign Core process burners as a proven and viable technology for another global supermajor refiner with significant need for what we provide in the NOx-challenged regions of the United States. This project can have great significance for ClearSign, as not only will it be our first installation for a refining supermajor scheduled for installation later this year and our first installation in Europe, but it demonstrates the extreme flexibility of our technology.

It is interesting to note that the main motivation for this project is the need to control carbon monoxide emissions and flame volume in a very cool furnace, a distinct advantage of our deployment of premixed flame structure and ClearSign's flame stabilization technology. Up to this point, most orders and interest has come from our best-in-class, ultra-low-NOx emissions and/or the issue of flame impingement. For this operator, the issues are controlling their carbon monoxide emissions and keeping flaming short while minimizing NOx emissions in a furnace with a very low internal temperature, a combination that we believe our technology is uniquely suited for. For ClearSign, this project provided the opportunity to deploy and demonstrate our novel technology to a second global refiner, and while this project's installation is in Europe, as said, the customer has significant refining capacity in our target regions of the United States.

My last update for this product line today relates to our multi-burner California infrastructure project. At this time, we are still waiting on the formal third-party report of the operating data from the site. The information that we do have indicates that the burner emissions were below our guarantees, and this is consistent with our own measurements taken while onsite at the same time the testing was done. This NOx emissions level was achieved even including the effects of the waste gas that is pushed through these burners as a byproduct of the operating process. We will issue a press release when the formal report is provided confirming the actual numbers.

As we have stated before, but worth repeating, these burners were a retrofit of an existing heater as the essential element of a NOx reduction project managed by engineering company R.A. Nichols and installed on a turnkey basis by our channel partner, California Boiler. ClearSign Core burners were selected as an alternate to the SCR technology that was originally slated for this NOx reduction project. Assuming it is received, this formal emissions confirmation will validate the substantial capital and ongoing cost savings through reduced energy consumption and avoidance of toxic ammonia transportation, storage and processing onsite that ClearSign Core burner technology can deliver to our customers and their local environment. Incidentally, this project is much more representative of a typical burner order regarding complexity and schedule. This order is now complete, fully invoiced and, importantly, paid in full, representing the revenue booked in Q1.

I will now move on to boiler burners. One of our notable announcements since our last call was for the receipt of the official certification of our 125-horsepower firetube boiler burner, certified for sale in China. This gives us the ability to produce, market and sell our 125-horsepower firetube boiler burners throughout China. This was on the heels of our announcement the previous quarter of a collaboration with California Boiler to sell, install and service our firetube boiler burners in North America, enabling us to jointly take advantage of tightening regulations regarding NOx emissions from firetube boiler burners, especially in California.

I mention these two together as they form part of our holistic firetube boiler burner business development strategy. Ultimately, we plan to offer a range of firetube boiler burners. California Boiler has a fleet of rental boilers of varying sizes that allows for many of the different burner sizes to be proven. The beauty of this arrangement is that after installing the ClearSign Core burners, these rental boilers can then be deployed into the field, publicly demonstrating new burners, and giving operational experience to customers and, most importantly, providing expected NOx emissions that are compliant with the new and upcoming California regulations. In addition, we can highlight our technology as an alternate to SCRs and the complications and risks of handling ammonia that they entail.

In parallel, we will demonstrate and certify these burner sizes in China to expand our product line there. Since this whole product line is new, we will be able to build and brand the next size of burners in the California market and transfer the designs to China to replicate the fabrication and approval process we took with the 125-horsepower burner. A newly U.S.A.- fabricated, 125-horsepower burner, one of the smallest of the range, is scheduled to ship to California Boiler later this week, which will be the first of the series. A significantly larger 500-horsepower burner is being fabricated to be shipped to California Boiler for installation following the setup and final checkout of the 125-horsepower burner. A 350-horsepower burner will follow shortly thereafter.

As part of our asset-light strategy, we are working with others to actually fabricate the burners, which in our scope for our agreement with California Boiler. We have made arrangements for these first few burners to be fabricated by a nationally known firetube boiler burner company on an exploratory basis. This provides access to some of the most efficient manufacturing resources available to us, as what we need is well matched by their existing capabilities.

It is worth noting that our relationship with California Boiler has opened up several new market verticals to us, including dairy, both milk and cheese, agriculture and food processing. As one can imagine, these industries are especially loathe to install SCR systems as potential for health and safety incidents or operational complications resulting from the storage and handling of ammonia present significant risks.

We're also pursuing sales in China, although admittedly, at this early time, we are being cautious to find customers who will enable us to get some run time in China and that track record established while we have only this single burner size available. We are also being careful to find customers who we expect to be long-term clients and have an interest in protecting our IP, and so, worthwhile first-adopter customers.

Shuang Liang Boiler Company, who we discussed in our last call, as China's largest firetube boiler manufacturer and with whom we have an MOU to develop an integrated boiler burner package, they have provided the resources for our type testing in China and therefore, as you would expect, they support this approach and are working with us to identify suitable customers to receive either the first integrated boiler burner package or to possibly retrofit an existing Shuang Liang boiler in a Chinese critical NOx region.

The process burner and boiler product lines have always been and continue to be our main business, but as reported, we also have a range of flares and are seeing the potential for increased opportunities in these products as the new California emissions regulations are completed. This includes potential opportunities for landfill flares. We have some final product verification scheduled to ensure our flare technology is developed to handle these different waste gas streams.

Our goal with the flare products is similar to the firetube boiler burner line: to develop a standard range of high-performing hardware and to then partner with a company expert in sales, site installation and service who can customize, provide or modify the client's control systems to accommodate their specific needs. Fortunately, for our flare product line, we already have such a partner in California Boiler, so the expansion of our capabilities into the landfill market allows us both to leverage our relationship and grow our respective businesses. Just as a reminder, California Boiler installed and provided the controls and service for our four wellhead flares in Southern California, which continue to run effectively for our mutual client.

We also continue to promote our pilot sensor, the ClearSign Eye, and as our customer base transitions back to normal working arrangements, we are getting more traction, which is good news. Most recently, as we have our suitcase mobilized demonstration units, we were able to bring it to Tulsa and to include a demonstration of our supermajor refining customer who was visiting the Zeeco's test facility for the process burner demonstration. This demonstration went well and was positively received. The ClearSign eye is functioning reliably both as a demonstration model, which is frequently assembled and dismantled, and in continuous operation, as observed on a model we have running around the clock in our facility in Seattle. While we have work ongoing for the next upgrade, in this case to produce a slimline version to enable a wider application, basically so it can fit seamlessly into burners with smaller pilot cutouts, the model we have today is ready for commercial deployment.

We also have the longer-term growth opportunity of providing a sensor for major clients in the transportation sector. To progress this effectively and efficiently and to enable expansion into the many adjacent possible applications, we have formed an agreement with a private company based in Seattle that is an expert in this particular field. The needs of the transportation industry, both technically and for product certifications and testing criteria, are not core competencies of ClearSign, and to develop these technologies and bring them to market ourselves would require a lot of capital, time, learning and networking on our part, whereas the opportunity to join with a company who can develop this technology and do all the necessary background greatly increased the probability of success and greatly reduced the consumption of our valuable cash reserves.

If successful, our specialized sensor will be part of a system, and that system will be the product sold to the transportation OEM. Our partner has the expertise to bring the entire system together and to navigate the approval and certification process required. This arrangement also enables our partners to deploy the technology in other industries, which will be beneficial for both parties. Assuming this venture is successful, we plan to form licensing contracts with our partner for the use of the ClearSign Eye sensor in these new products.

I do want to caution you that while the markets for these products are global and extremely exciting, the anticipated period to bring a new technology to market and commercial deployment in these sectors is multiple years. So while we are very excited about this opportunity and what it can mean for ClearSign long term, it is a long-term venture and the anticipated income is multiple years into the future.

I do have a few more general business-related comments. In terms of sales inquiries and prospects, especially for process burners, while this is certainly anecdotal, we are seeing an increased engagement from the main players in the industry and for mainstream projects. We believe that this is at least in part the result of our progress both in the testing at Zeeco for ExxonMobil and also the installations that we now have performing in the field. As we continue to build our installation list and the performance of those installations is confirmed, and our technology is validated, we expect this trend to accelerate.

Essentially, we believe we are approaching the point that we are no longer considered experimental and commercial engagement with ClearSign is viewed as being of less risk. In short, the industry at large, we believe, is starting to consider us more mainstream and our conversations reflect that.

For anyone who missed our press release issued June 7, ClearSign has been added to the Russell Microcap Index. We anticipate that this will bring more visibility to the company and we expect that it will broaden our ownership, and we take it as an encouraging sign of our company maturing and becoming mainstream.

As a quick review before proceeding to our Q&A, we believe we are on the cusp of finally completing the process of expanding our process burner capability to perform all the broad operational functions required by ExxonMobil for their product validation project. The formal concluding event will be a witnessed demonstration for our client at the Zeeco premises where we have the burner set up in a multi-burner configuration spaced exactly as they will be in the destination heater. The next stage for this program will then be for the burners to be installed into their destination heater in the Baytown, Texas, refinery, currently scheduled now for early next year. The successful completion of this test will allow our partnership with Zeeco to be put into full operation as we integrate our technology into the vastly experienced Zeeco team and to align our resources to promote, sell and deliver a new, unique and unmatched Zeeco/ClearSign Core process burner product line. We are very excited about the prospects of this success, as, we believe, are Zeeco.

Our firetube boiler burner product line is being expanded rapidly, greatly enhanced by our partnership with California Boiler. This effort can then be leveraged to expand our firetube boiler burner product line in China. We look forward to the deployment of the California Boiler fleet of rental boilers to give customers in one of our most valuable markets hands-on experience operating ClearSign Core burners and incredible emissions performance that we believe they can deliver.

Finally, with our ClearSign Eye sensor product, we are seeing restrictions loosen up, allowing us to facilitate some demonstrations with key operators. In all our product lines, we are able to stay true to our asset-light business model and develop alliances and partnerships to enhance our core intellectual property, technical and business management assets with the world-class order processing infrastructure and capabilities of our partners, and intend to continue to do so.

We have many milestones to look forward to in the foreseeable future and will issue press releases and keep everyone informed. I also encourage anyone interested in ClearSign to follow us on LinkedIn as we post more informal updates and minor news items there. Also, please check our website, as we do post new material and updates as we progress. In addition to that, the website is a great resource for more formal company information.

The developments and milestones that I have discussed represent significant developments not only in our technology but combustion technology in general. We are [ running lead ] at ClearSign and genuinely believe that we will be more successful focusing on talent and attitude than building a bigger team, and the progress we have made is a result of great focus and hard work of our employees. Progress is never smooth and rarely easy, and I want to acknowledge the grit and dedication of our team that has enabled the progress that we have made, and that gives us confidence in our success.

Thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call. I will now hand the call over to our operator for Q&A.

Questions & Answers

Operator: [Operator Instructions]

Our first question today comes from Amit Dayal with H.C. Wainwright.

Amit Dayal: It looks like you guys are having a lot of conversations with different partners and a lot of the companies that have already been highlighted previously. I just wanted to get a sense of what the actual pipeline right now is looking like, and how much is in the actual backlog that potentially could be deployed by the end of the year, post the three units that were installed in California?

Jim Deller: Hi, Amit. Good afternoon. It's good to hear from you, and thank you for joining us. You're correct; we are -- as we highlighted, we are [indiscernible] engaged in a lot more high-quality opportunities. We are seeing inquiries from the major users and also the engineering companies that support them, which we have not seen in the past, and that is very encouraging, and I really take that as being an indication of the company being considered as more mainstream. And that's on the process burner side.

On the boiler burners, particularly the firetube boiler burners, since we've made the announcement, as an example, making the announcement with California Boiler and of our intention to develop a product line reflecting the sub-2.5-ppm NOx that we've achieved with our 125-horsepower burner, we've seen a lot of inquiries from the other verticals I've referenced in the call. So there's a great interest there also.

We are working with California Boiler to push through the additional burner sizes in that range to get them to market. Ultimately, just to reflect on the opportunity we have there, California Boiler, having a series of rental boilers that we can use to prove those burner sizes and that those rental boilers can then be deployed to rent to customers, it gives us the immediate ability to actually get these burners out into the field and to let our prospective customers get their hands on the technology, get used to seeing it, and to basically see what our burners can do with their own eyes. So we do see things picking up. We see a great development in the opportunities that we're getting exposed to through these partnerships.

Amit Dayal: Right, understood. Thank you. And then, with Exxon, I guess we should just continue to expect that things are still in play, but just wanted to confirm your commentary on the call; has everything that was supposed to probably happen in the first half of 2021 now been shifted to first half of 2022 in terms of when you could actually get some of these demonstrations out of the way?

Jim Deller: So Amit, first of all, the -- let me address the Exxon, because we've basically made great progress with Exxon. This was a -- this was more than a project, right? This is not -- we talked about the other -- supermajor project, and I've just referenced that as a comparison. This was a more typical scope with a standard specification. That order was received late January. We demonstrated it, so we completed the testing for that burner last week, and it is -- it will ship very early in Q3 with an installation also later on this year in Europe.

The Exxon project has a very wide operational scope. We believe, and through conversations with Exxon, we believe that we have met all of the operating requirements. The punch list that I referenced is nothing to do with the Core burner technology; it really is instrumentation, and you'll appreciate the burners that we have in test are the burners that will be shipped down to the Baytown site. So there'd be some tidying up and polishing to do to get those ready to go.

We are in active conversations with the Exxon engineers, and the process from -- just an idea of where we are. The process to complete this project, we're in active conversations with the Exxon engineer about having him come up to Tulsa to do a personal witness of the burner and to check out the performance and make sure that he is comfortable with it, at which point he will then engage the rest of the stakeholders within Exxon that will be part of the formal witnessed test, and it's then just down to making travel plans and have them coming up to Tulsa to complete the process. So the -- yes, the change in schedule is just a couple weeks. Unfortunately, the installation date I referenced, it's moved into the year 2022. So while that's a milestone, in terms of actual time, it's not that significant, especially not considering the magnitude of this project.

Amit Dayal: Okay. No, understood. And with China, I know you guys -- you made a lot of progress in the early part of this year already with your efforts to commercialize over there. So are we just in sort of a little bit of a development period, I guess, until we see, maybe, orders materialize for you over there? How -- what is happening on the ground actually over there? And is there anything that would come up in terms of deployment opportunities for that market?

Jim Deller: Okay, so Amit, one thing I want to highlight is, we have a firetube boiler burner planned, and China is by far the big market for that. But in terms of -- being successful in China, first of all, means developing the product line, and especially with the restrictions of COVID, we had to come up with another way of doing that and have really focused our efforts on working with California Boiler and developing a product line of burners -- these are exactly the same burners that we will then be deploying in China.

We've proven that we can get the product certified there. We've proven we can manufacture in China. We have developed a very strong relationship with truly a massive company in China, Shuang Liang Boiler Company. We are carefully seeking first-adopter customers, but I will emphasize carefully, because while we're at this early stage of launching an entire product line, we don't want to misstep by rushing just to claim a first sale. So we do look forward to that first sale; don't get me wrong. But it is much more important for us to focus on the big picture, and the goal there is to launch a comprehensive product line into the mainstream industry of China.

Operator: Our next question comes from [ David Brown ], a private investor.

David Brown: My question was mainly a follow-up on the firetube boiler with China, the different sizes. I'm imagining what I'm hearing is that you are developing, with California Boiler, some much larger firetube boilers, a 500-horsepower and a 350-horsepower. Your current product line is a 125-horsepower firetube boiler that is ready for market in both the U.S. and in China.

I just wanted to get some clarification on the process with China. I know that the -- I think, if I'm remembering correctly from the last call, you will have to get Chinese government approval for different sizes, so if you perfect a 500-horsepower and a 350-horsepower, I would assume that you're going to be going through a process. Could you give us some more color on that process and how it would play out?

Jim Deller: Certainly, and your observations are good and correct. We've -- we believe the hard one was the first in China, so getting that 125-horsepower burner. Also in that we had to work out the process, we had to form the agreement with Shuang Liang Boiler, and basically work out everything that was required by the Chinese authorities to complete that certification process.

As we develop the burner sizes in California, we will manufacture sister burners in China and then basically repeat that process. So what that entails is building a burner which is complete with a control system, installing that in a boiler and, although -- and I'll stress it -- not confirmed at this point, but we fully expect it that to be with Shuang Liang, we will then go through exactly the same steps of building our burner, installing it, ensuring it runs correctly, and then we basically book the government agencies, they come and spend a -- I think last time it was a couple of days. We expect that process to get shorter as they get more familiar with this. And they check out instrumentation, they check out the burner, they make sure it runs and meets their requirements. The inspectors then basically submit their data back to the, I guess, the senior people within the Chinese authority, who then review it and issue the certificate. But having done this -- I really believe having done this the first time and worked out the process and all of the contacts, we are now just following on exactly the same footsteps with the repeat sizes as we sequence through the different boiler sizes in California.

David Brown: Okay, very good. Thank you for that. And just one follow-up on the dairy -- you mentioned dairy industry. I'm imagining that would be something to do with the heating, homogenization of milk, or something of that nature. Could you -- and you mentioned that obviously they're not real comfortable with the SCR with the ammonia as complications with food products. So could you give a little more color on exactly what the opportunity is in the dairy industry and what the heater would be?

Jim Deller: David, I'm -- I think the fact that I cannot give you all the details you're asking is actually a strength. We do -- we are building our asset-light company, and part of that is we're working with very strong channel partners. That is a -- truly a question I would love to put to California Boiler, who are expert in their area and work with these guys day in, day out. Because the -- I know you'll appreciate, the industry, just like we probably do with our HVAC systems at home, you'll have a service company that you use reliably. The industry do the same thing, and California Boiler provides that service to them, and they know these plants intimately and their needs and provide routine service, and that's one of the reasons that we really select them and work with them as a channel partner. So I'm -- I don't want to claim knowledge of something I'm really not a reliable source of information for, but I would honestly also take that as a strength because that's the strategic model of this business, is to find and work with the channel partner seller agents who do.

David Brown: Okay, great. So that helps because that means that it's an opportunity that's come up through your partner. Basically, your partner recognized, hey, this is a good fit here. So that's appreciated. I think that you have many partners now in the asset-light model and this is -- they're paying off now for you, it sounds like. So that's [indiscernible].

Operator: [Operator Instructions]

Our next question will come from Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: I wanted to ask you about the firetube, since you were able to achieve even a lower NOx in the firetube application. I wanted to know if there was any difference in the industry in a couple of areas, both the operating oxygen and the turndown ratio, because I know the industry is used to certain levels on those two things, and I'd just like you to comment about how this compares to what the industry is used to.

Jim Deller: Certainly. I mean, there is a wide range of different burner products in the industry. The -- our turndown range meets the requirements of standard burners. I mean -- actually, if I was taking a step back, our goal has been to develop products that provide truly a superior performance but are easy to operate and as normal as possible for the installing companies. Our boiler burners meet the normal turndown range. The low NOx that we're achieving is at a -- at least equivalent, but I would say a lower oxygen level than the typical lowest NOx alternatives on the market. And particularly comparing to the -- there's a metal mesh stabilized burner, one of the variants out there. But bear in mind, a lot of the other burners that get down to very low NOx have other complications, such as recirculating flue gas and the extra boilers and the extra energy utilized into pulling the flue gas from the stack and blowing it back in through the burner as well. So in terms of the utilities that we would require, we are -- I think we're certainly in line, and I would actually claim to be slightly better than our -- I'm not saying we have any peers, but than the other burners that claim the -- to have the lowest NOx on the market.

Robert Kecseg: Okay. And the -- can you talk about the level of oxygen for operation usage in it? The oxygen concentration?

Jim Deller: I can. I mean, the -- so the numbers -- so just for clarification for everyone, I'm talking about numbers here. We have a 125-horsepower commercial boiler in our facility in Seattle where we've run most of the testing and development of our burner. So I've got numbers from testing here. They actually exceed the numbers that we've posted. We've run -- the data coming to mind -- I'll be really careful here, but the -- in general terms, the data coming to mind, we've run in option numbers, we've got NOx down below 2 ppm. And I think we've mentioned that in the past. And the oxygen levels up to achieve that have been in the 7% to 8% O2 region. But as we -- if we allow ourselves to get up to the north of 2-ppm NOx, obviously the oxygen levels can be reduced. And as we continue to develop the product, we're actually working out how low we can control the oxygen and still meet that critical NOx level.

Robert Kecseg: Okay. And then the other area is, you mentioned the shipment back -- I'm talking about the process burners now.

Jim Deller: Yes.

Robert Kecseg: You said installed this year, they're a European client, should be completed shipping in the third quarter. So if we look at that transaction, because everyone's concerned about the length of time before we get cash flow and don't have to continue to get new financing to push the company forward, so that's really the level of risk that people are looking at, I think, on the call -- that one, as you said, was an order -- or I guess, in January, and expect to get it shipped in the third quarter, and I guess that would probably be for the process heater type thing, as probably more conventional if you were already in business, like, say, Zeeco or another seller of the same product. Is that kind of the normal type of thing, of order to shipment of six to nine months? Typically?

Jim Deller: It is. We've actually got two good data points for a -- what I would suggest is a more normal operation. I think the Exxon project, because of the magnitude of the development, has somewhat skewed the perception. But we have both the infrastructure projects -- so just to remind everyone, the infrastructure project is three burners. We received the order mid-October 2020. We did test that burner, and that burner shipped in February of this year. That burner has started up, and in the quarter, we've basically said that we are imminently expecting the formal release of the test data from that burner.

The second supermajor is actually now our first supermajor, because this is going to be the first installation into a supermajor refinery. That order was received right at the end of January this year. I think we actually announced it very early February. It's scheduled to ship -- so the testing was complete. It completed last week. And it is scheduled to ship at the start of the third quarter this year and to be installed -- so later on this year. The installation dates can move a little bit; they're not in our control, so I can't give an exact date for the actual installation, but it's comfortably inside this year. We generally measure that on PO date to ship date is the window that really drives our business and our finances.

Robert Kecseg: And then jumping back to the burner boilers and the California Boiler relationship, I tried to look up something about them being a private company, and it seems like their services that they provide their customers is beyond what most of us think as a manufacturer's rep, saying a manufacturer's rep is more of a sales force. So would you like to elaborate a little bit on the capabilities of California Boiler and the relationship they have with these customers?

Jim Deller: Yes, because it's important. We do choose our partners carefully, and the objective is to leverage what we have that's special. So we have a very special burner technology, and we aim -- we are staying asset-light, so our goal is to provide the technology and to provide that in a form that is repeatable and scalable.

What California Boiler is bringing to the table is the rest of the picture. They have the relationships with the customers. They have the expertise and experience to provide the customization and engineering to modify the control systems. So on a boiler burner, it's the control systems are typically the customized part of a project. That is exactly what California Boiler do. They will specify if it needs to be new. They will modify what's there if it needs to be reworked. They will take the standard core product that we will provide and then they will handle the installation, they will handle the controls, they will handle the startup and they will handle the service. In addition, because of their network and location and ongoing business in California, they also have the customer relationships, so they will actually bring in the inquiries on the orders, which lead to that business.

And then really beyond that, looking at it from a product line rollout, they have the rental fleet and they have the market knowledge to help us get this product line from a great technology to a commercial business through deployment of their rental boilers, working out the size of boilers, and then deploying them as rental boilers, and getting the marketing and the experience out to our customers in the field.

Robert Kecseg: Okay, great. And then one other thing just to clear up. You mentioned the other two sizes on the firetube, 500-horsepower and 350-horsepower. Have those already been designed and built, or you're still in kind of the process of doing that before you can send them to California Boiler?

Jim Deller: So first of all, Bob, there are more sizes. Those are just the two that we are knocking out quickly. If you look at a boiler burner product line, we will continue to fill in the rest of the sizes as well. The 500 is designed and in manufacturing. The 350 is -- it's designed. The actual manufacturing is not initiated yet. But they are -- we've sequenced that because you can only work on one boiler at a time, so we've basically lined these up to flow back to back to get them knocked out as quickly as possible, but also efficiently, considering the resources that we and California Boiler have, because running -- and very few people would have a fleet of different-sized boilers just ready to run concurrently, or the manpower to optimize them at the same time, so we're doing this back to back in series.

Robert Kecseg: Okay. And then last, I just want to say thank you for the effort to keep the cash burn at $1.5 million again. I think that's really great, and the whole -- all the people in the company deserve credit for that because that's really our -- it's really important to the shareholders, I think. Thanks very much, Jim.

Jim Deller: Thank you, Bob. I appreciate your questions.

Operator: Our next question comes from [ Robert Harvey ], a private investor.

Robert Harvey: I have three questions. One, I believe you said the last time on the call that one of the reasons that Exxon was taking longer was because they were asking for more potential configurations, and I just wonder if you -- has the market opportunity -- it's taken longer to meet or to test these different configurations? And I just wonder if you can say a little bit more about whether or not that's expanded the market opportunity with them. I know that we've been delayed, but is the market opportunity larger than what was originally expected? Question one.

Jim Deller: Certainly. The breadth of the operating requirements that Exxon have requested is, I believe, the most extreme that I have experienced working in this industry from '96. The fuel gas range is -- well, [indiscernible]. They've -- through multiple processes and multiple different upset conditions and going back looking through all the data, the breadth of all of the different operating units on the plant, they've taken the highs and lows and asked us to accommodate everything. And they've done that for a reason, and that was the reason that we have really persisted to meet all of these requirements, is the reason -- and is the same reason that they gave us all these requirements, is that Exxon is doing this as a validation project, and we did not want to eliminate -- sorry, limit the applications that they are considering in any way.

So while it has taken some time and certainly considerable effort, it is a very worthwhile endeavor, and I think we need to also look at the bigger picture, that while this product is for Exxon, it is being watched, we believe, by all of the other supermajors in the industry. So the -- this really is truly a very large validation project. Getting these burners through these tests, demonstrating all of these requirements, is going to be a very big achievement and a huge milestone for us.

Robert Harvey: Great, thank you. Along the lines of the other majors who are interested, and maybe this is just -- I'm inferring incorrectly here, but you've mentioned that you had an increase in engineering inquiries. As a layperson looking at the Shell court decision in the Dutch court and so on, it seems the politics are coming in your direction. Are you sure that everyone who needs to know about ClearSign knows about them? Knows about you? Is there -- rather than waiting for engineering inquiries, are you doing -- within scope and finance restrictions, do you feel you're doing everything you can as this environment, I think, is coming in your direction politically to make sure that all the potential buyers of your product are getting in line, frankly?

Jim Deller: That's hard to quantify. I think there's a few sort of -- a few key -- I mean, we do not rely on inquiries coming in, and the inquiries that come in are -- ultimately, if you look back, come from outreach and promotion. And one of the big activities that we're going through right now is making sure the word gets out. We need the world to know that we are open for business, especially within the engineering and operating community around the refiners and boiler companies.

We've -- from a personal standpoint, I will never believe that we are doing all of the [ avenues ] that we should be. I mean, you can never rest on your laurels. You've always got to be thinking, what else can we do? And I am -- while I think we have done a good job of promotion, and that ClearSign is truly becoming an established brand, I'm never going to say that we don't need to do any more. We absolutely do, through whatever channels. We're always looking for new channels, whether it's conferences, whether it's publications.

One of the big events that I'm really looking forward to is being able to talk more about the installations that we have, because having an established case study and references from the industry and being able to use the names and the statements from those operating companies is very powerful. Getting through the Exxon test and getting those burners into the field is going to move us forward in terms of listing greatly. We've talked about the infrastructure projects and the second global supermajor, or now the first global supermajor that we've just tested for, getting to the point that we can discuss the details of those projects and actually talk about who that really is and get their testimony. All of these are things that we take very seriously. So there's a lot to do. Marketing is extremely important and I'm not sure you can ever say you've done it all. It's always a goal.

Robert Harvey: Great, thank you. My final question is, I noticed that you have a change in, or you're looking, I guess, for a CFO, and you're -- I believe the headquarters, or you're moving to Oklahoma. Is that -- that can -- that's at least temporarily disruptive. How's that going and when will that be completed?

Jim Deller: So the -- our business is and has steadily been transitioning to Tulsa and it has been now for some time. So we are doing this in a way not to be disruptive. We have two active offices. The -- our major partner Zeeco is in Tulsa, as are the -- it's where the industry is based. It's where the customers come for combustion equipment. It's where their suppliers are. It's where the workforce and experience in this industry are based. And to be successful, we do need to -- I won't say location's everything in this industry, but it's certainly very important. But we have migrated there more than shut down one office and moved. We are continuing activities in Seattle and we certainly need to support the West Coast. And we are being very careful for it not to be disruptive and we are not doing it abruptly.

Operator: Our next question comes from [ Jeff Feinglass ], a private investor.

Jeff Feinglass: Can you expand a little bit? You mentioned this earlier. What -- how will your relationship with Zeeco change once the Exxon personal witnessed testing is completed?

Jim Deller: Yes, Jeff, thank you. This is a -- it's actually -- this is a really big milestone for ClearSign and it's what we've worked for in our asset-light strategy. So Zeeco -- just for context, Zeeco is the second biggest process burner manufacturer in the world. The process burner industry requires customized projects. The clients are very conservative and rely on name and reputation. And we need a sales team as well. We have the sales people, but we need a much broader platform. Zeeco has all of those resources, and the agreement we have with them is that we will basically integrate with Zeeco.

And what -- so to explain the depth of this, what will come out of this is that there will be a new Zeeco/ClearSign Core burner product line. We've always strived to be the intel inside. We will work with Zeeco. We will benefit from their infrastructure. They will benefit from having a truly best-in-class unique burner product line. And together we will market that product line and meet the needs of the customers. What we've been doing up till now is basically proving our product to the industry to get ClearSign established, to get the brand recognized. But the really big step is one leveraging the resources and combining with Zeeco, so we then are working through the assets of truly a global company. And secondly, that global company will then be carrying ClearSign Core as the new -- very much the unique ultra-low-NOx process burner in the industry.

Operator: This concludes our question-and-answer session. I'd like to turn the call back over to Jim Deller for any closing remarks.

Jim Deller: Thank you, everyone. That does conclude our call for this quarter. I do appreciate your time and I really appreciate your questions and your interest in following ClearSign, and I look forward to talking to you all in the near future.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.